EXHIBIT B

                              [LOGO OF IVACO]

           IVACO INC., PLACE MERCANTILE, 770 RUE SHERBROOKE OUEST
            MONTREAL (QUEBEC) CANADA H3A 1G1 TEL (514) 288-4545

ALBERT A. KASSAB, C.A.
Senior Vice-President and
Chief Financial Officer
                                                       January 20, 1999
By telecopier (205) 970-1353
----------------------------

Birmingham Steel Corporation
1000 Urban Center Drive, Suite 300
Birmingham, Alabama  35242

Attention:  Mr. Robert A Garvey
            Chairman of the Board and Chief Executive Officer
-------------------------------------------------------------


Dear Mr. Garvey:

     This letter shall serve to notify Midwest Holdings Inc. and Birmingham Steel Corporation that Ivaco Inc. ("Ivaco") and Ivacan Inc. ("Ivacan"), a wholly-owned subsidiary of Ivaco, have signed an agreement for the transfer by Ivaco to Ivacan of all of Ivaco's membership interest in LCL Holdings I, LLC, effective as of December 15, 1998.

     Accordingly, Ivacan hereby undertakes and agrees to be bound by all the terms and conditions of the Purchase Agreement as of the effective date of transfer.

Very truly yours,

Ivaco Inc.                                   Ivacan Inc.



By:  /s/ Albert A. Kassab                    By:  /s/ Guy-Paul Massicotte
   ---------------------------                  -----------------------------
   Albert A. Kassab                             Guy-Paul Massicotte
   Senior Vice-President and                    Secretary
   Financial Officer